UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 30, 2015

AMKOR TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-29472	23-1722724
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2045 EAST INNOVATION CIRCLE

TEMPE, AZ 85284

(Address of principal executive offices, including zip code)

(480) 821-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On December 30, 2015, Amkor Technology, Inc. increased its ownership interest in J-Devices Corporation from 65.7% to 100% through the exercise of previously disclosed options. The purchase price was approximately JPY12.8 billion ($105 million) in cash.

The sellers included Yoshifumi Nakaya, the Chief Executive Officer of J-Devices, and Koji Ino, the Chief Financial Officer of J-Devices. Messrs. Nakaya and Ino have informed Amkor that they intend to use a portion of their net proceeds from the sale to purchase shares of Amkor common stock in open market transactions from time to time through a company-arranged broker. Messrs. Nakaya and Ino are not obligated to purchase any shares of Amkor common stock and Amkor makes no assurance that they will do so.

Previously, Amkor accounted for its investment in J-Devices using the equity method of accounting. Amkor will now consolidate the financial results of J-Devices. This will impact Amkor’s balance sheet at December 31, 2015, and will impact Amkor’s income statement for periods beginning on or after January 1, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMKOR TECHNOLOGY, INC.

By:	/s/ Gil C. Tily
Gil C. Tily
Executive Vice President Chief Administrative Officer and General Counsel

Date: December 30, 2015